EXHIBIT 10.2

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, as amended, modified and in effect from time to time (this “Agreement”), is made as of May 20, 2009, by and between FBR CAPITAL MARKETS CORPORATION, a Virginia corporation (“FBR Capital Markets”), and FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. (d/b/a ARLINGTON ASSET INVESTMENT CORP.), a Virginia corporation (“FBR Group”).

RECITALS

WHEREAS, pursuant to that certain Stock Repurchase Agreement, dated as of May 18, 2009, by and between FBR Capital Markets, FBR Group, and FBR TRS Holdings, Inc. (the “Repurchase Agreement”), FBR Capital Markets has agreed to repurchase certain shares of capital stock of FBR Capital Markets that are currently held of record by FBR TRS Holdings, Inc.;

WHEREAS, pursuant to the terms of the Repurchase Agreement, the Parties have terminated that certain Services Agreement, dated as of July 20, 2006, by and between FBR Capital Markets and FBR Group (the “Services Agreement”), which agreement provided for the provision of certain support services between the Parties;

WHEREAS, in connection with the entering into of the Repurchase Agreement and the termination of the Services Agreement, FBR Group has requested that FBR Capital Markets, and FBR Capital Markets has agreed to, continue to provide certain support services on a transitional basis in connection with FBR Group’s operation of its own business following the consummation of the Repurchase Agreement, all as more fully described herein; and

WHEREAS, in connection with the Repurchase Agreement, FBR Capital Markets desires to continue to provide, and FBR Group desires to continue to obtain, such services on a transitional basis, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FBR Capital Markets and FBR Group, for themselves and their successors and assigns, hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Action” shall mean any claim, action, suit, arbitration, inquiry or proceeding, whether civil, criminal, administrative, investigative or appellate, in law or at equity, by or before any Governmental Entity.

“Affiliate” means, with respect to a given Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “Control” when used with respect to any Person means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Confidential Information” shall have the meaning set forth in Section 8.1 hereof.

“Damages” shall have the meaning set forth in Section 10.2(a) hereof.

“Exhibit” means Exhibit A hereto and incorporated by reference in this agreement, as amended, modified and in effect from time to time.

“Fees” shall have the meaning set forth in Section 3.1 hereof.

“FBR Group Subsidiaries” mean the entities listed on Schedule 1 attached hereto, as may be amended, modified and in effect from time to time.

“Finally Determined” means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (i) been decided by an arbitrator or Governmental Entity of competent jurisdiction by judgment, order, award or other ruling or (ii) has been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants’ rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

“Governmental Entity” means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” shall have the meaning set forth in Section 10.3 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 10.3 hereof.

“Parties” mean FBR Group and FBR Capital Markets (“Party” means either FBR Group or FBR Capital Markets).

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Government Entity (and any department or agency thereof) or other entity.

“Records” shall have the meaning set forth in Section 2.3 hereof.

“Representative” shall have the meaning set forth in Section 4.1(a) hereof.

“Services” shall have the meaning set forth in Section 2.1(a) hereof, and “Service” means each such Service, individually.

ARTICLE II

SERVICES TO BE PROVIDED

Section 2.1 Exhibit.

(a) Services. Exhibit A (Services) hereto is made a part of this Agreement and describes the services that FBR Capital Markets will provide or cause to be provided to FBR Group (collectively, the “Services”) during the Term. The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibit accurately. It is anticipated that the Parties may modify the Exhibit and the Services described therein from time to time during the Term. In that case, or to the extent that the Exhibit is incomplete, the Parties will cooperate diligently and in good faith to modify the Exhibit. There are certain terms that are specifically addressed in the Exhibit. To the extent that the specific terms addressed in the Exhibit conflict with the terms provided in this Agreement, the specific terms addressed in the Exhibit shall govern that Service.

(b) Extent of Services. The Parties acknowledge and agree that the Services described in the Exhibit are not exhaustive and that the Parties may identify from time to time additional Services that they wish to include in the Exhibit and incorporate into this Agreement. The Parties will cooperate diligently and in good faith to identify such Services and to modify the Exhibit or create additional exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

(c) Provision of Services. The Parties acknowledge and agree that FBR Capital Markets may provide or cause to be provided the Services that it is obligated to provide either through its own resources, the resources of its respective subsidiaries or Affiliates, or by contracting with independent contractors as agreed hereunder. To the extent that FBR Capital Markets decides to provide a Service through an independent contractor that it is currently providing through its own resources or the resources of its respective subsidiaries or Affiliates, it shall first consult with FBR Group and obtain the prior approval of FBR Group, which approval shall not be unreasonably withheld.

(d) Reduction in Services. The Parties agree that FBR Group shall be permitted during the Term of this Agreement to reduce the Services provided hereunder, in whole or in part, provided that such reduction shall be accompanied by a corresponding and proportionate reduction in the Fees to be paid by FBR Group as to be determined diligently and in good faith by the Parties.

Section 2.2 Standard of Care. In providing the Services, FBR Capital Markets will exercise the same degree of care as it has historically exercised in providing such Services prior to the date hereof, including at least the same level of quality, responsiveness and timeliness as has been exercised with respect to such Services or which FBR Capital Markets would use to provide such Services for its own behalf.

Section 2.3 Records. FBR Capital Markets and FBR Group will keep full and detailed records dealing with all aspects of the Services provided hereunder (the “Records”). Each Party shall provide access to the Records to the other Party at all reasonable times and shall maintain the Records in accordance with good record management practices and with at least the same degree of completeness and care as it maintains for its other similar business interests.

ARTICLE III

FEES

Section 3.1 General. FBR Group will pay to FBR Capital Markets the fixed dollar fee set forth in the Exhibit for the Services that FBR Capital Markets is obligated to provide or cause to be provided to FBR Group and the FBR Group Subsidiaries (collectively, the “Fees”); provided, however, that such Fee shall not exceed the dollar amount paid by FBR Group to FBR Capital Markets for the provision of similar services under the Services Agreement for the first quarter of 2009. The Fees constitute full compensation to FBR Capital Markets for all charges, costs and expenses incurred by FBR Capital Markets on behalf of FBR Group and the FBR Group Subsidiaries in providing the Services hereunder, unless otherwise specifically provided in an Exhibit. Except as specifically provided herein or in an Exhibit, or as subsequently agreed by FBR Group, FBR Group will not be responsible to FBR Capital Markets or to any independent contractor retained by FBR Capital Markets, for any additional fees, charges, costs or expenses relating to the Services to be provided by FBR Capital Markets, unless such additional fees, charges, costs or expenses are a direct result of FBR Group’s unilateral deviation from the scope of the Services set forth in the Exhibit.

Section 3.2 Payments. FBR Capital Markets will deliver to FBR Group, no later than the last day of the month following the end of each calendar quarter during the term of this Agreement, an invoice for the aggregate Fees payable by FBR Group for such calendar quarter. FBR Group will pay to FBR Capital Markets, by wire transfer of immediately available funds or other mutually agreeable means, no later than the third Wednesday of the month following the month in which such invoice was delivered by FBR Capital Markets to FBR Group, the aggregate Fees incurred during such calendar quarter.

ARTICLE IV

REPRESENTATIVES

Section 4.1 Representatives.

(a) The Chief Financial Officer of FBR Group and the Chief Financial Officer of FBR Capital Markets will serve as administrative representatives (each a “Representative”) of FBR Group and FBR Capital Markets, respectively, to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party. Each Party may replace its Representative by giving written notice of the replacement to the other Party.

(b) No additional exhibits, modifications to the Exhibit, or amendments to this Agreement shall be effective unless and until executed by the Representative of each of FBR Group and FBR Capital Markets.

ARTICLE V

THIRD PARTY AGREEMENTS

To the extent that it is not practicable to have FBR Group as the contracting party for a third party obligation, FBR Capital Markets, with respect to all Services provided by FBR Capital Markets or contracted for by FBR Capital Markets on behalf of FBR Group and the FBR Group Subsidiaries, shall use commercially reasonable efforts to cause all such third party contracts to extend to and be enforceable by FBR Group or to assign such contracts to FBR Group. In the event that such contracts are not extendable or assignable, subject to FBR Group’s approval, FBR Capital Markets shall act as agent for FBR Group in the pursuit of any claims, issues, demands or actions against such third party provider at FBR Group’s expense.

ARTICLE VI

AUTHORITY; INFORMATION; COOPERATION; CONSENTS

Section 6.1 Authority. Each Party represents and warrants to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity; and

(d) it has obtained all consents or approvals of Governmental Entities and other Persons that are conditions to its entering into this Agreement.

Section 6.2 Information Regarding Services. Each Party shall make available to the other Party any information required or reasonably requested by the other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information; provided, however, that a Party shall not be liable for failing to provide any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of such Party. FBR Capital Markets shall not be liable for any impairment of any Service caused by FBR Capital Markets not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from FBR Group that is required or reasonably requested regarding that Service.

Section 6.3 Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision, receipt and payment of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country. The Parties will diligently and in good faith cooperate with each other and with applicable vendors using commercially reasonable efforts in order to effect a timely and efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.

Section 6.4 Further Assurances. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE VII

AUTHORITY AS AGENT

FBR Capital Markets and FBR Capital Markets’ Affiliates are hereby authorized to act as agent for FBR Group and the FBR Group Subsidiaries for the purpose of performing Services hereunder as necessary or desirable to perform such Services. FBR Group will execute and deliver to FBR Capital Markets any document or other evidence which may be reasonably required to demonstrate to third parties the authority as described in this Article VII.

ARTICLE VIII

CONFIDENTIAL INFORMATION

Section 8.1 Definition. For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.

Section 8.2 Nondisclosure. Each of FBR Group and FBR Capital Markets agree that (i) it will not disclose or cause to be disclosed to any third party or use or cause to be used any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

Section 8.3 Permitted Disclosure. Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other Governmental Entity or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, and as advised by counsel, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) on a “need-to-know” basis under an obligation of confidentiality to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors, whom such Party shall cause to treat any Confidential Information in a confidential manner.

Section 8.4 Ownership of Confidential Information. All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE IX

TERM AND TERMINATION

Section 9.1 Term. This Agreement shall commence on the date hereof and FBR Group shall use all commercially reasonable efforts to discontinue the use of the Services and develop its own capacity to provide the Services to itself as soon as reasonably practicable and in any event no later than the date that is three hundred sixty-five (365) days after the date hereof. For the avoidance of doubt, unless earlier terminated as provided in Section 9.2, this Agreement shall terminate on the earlier of (x) the date that FBR Group commences providing all of the Services to itself, and (y) the date that is 365 days after the date hereof (the “Term”).

Section 9.2 Termination. This Agreement may be terminated prior to the expiration of the Term in accordance with the following:

(a) upon the mutual written agreement of the Parties;

(b) by either Party if the other Party commits any material breach of this Agreement and such failure is not cured within thirty (30) days from the breaching Party’s receipt of written notice specifying the breach from the non-breaching Party;

(c) by Group upon written notice to FBR Capital Markets with respect to any Service or all Services; or

(d) immediately upon written notice to FBR Group if FBR Group sells all or substantially all of its capital stock or assets to a non-Affiliate regardless of the form of transaction; provided, however, in the event FBR Group enters into such a transaction, FBR Capital Markets agrees that it shall upon the reasonable request from FBR Group continue to provide the Services to FBR Group for a period to be mutually agreed thereafter, but in no event beyond the expiration of the Term; and provided, further, that any Services provided by CMC in accordance with this Section 9.2(d) shall be consistent with, and no more onerous than, the Services contemplated hereby.

Section 9.3 Survival. The obligations of Article III (with respect to Services rendered up through the date of expiration or termination), Section 9.3, Article VIII, Article X, Article XI, and Article XII shall survive the Term of this Agreement.

ARTICLE X

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 10.1 Limitation of Liability. FBR Group, the FBR Group Subsidiaries, their controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, an “FBR Group Party”) shall not be liable to FBR Capital Markets, its Affiliates and subsidiaries, and their respective directors, officers, employees, agents or permitted assigns (each, an “FBR Capital Markets Party”), and each FBR Capital Markets Party shall not be liable to any FBR Group Party, in each case, for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages (collectively, “Liabilities”), of a FBR Capital Markets Party or a FBR Group Party arising in connection with this Agreement and the Services provided hereunder, except for any Liabilities caused by or arising in connection with breaches of Section 2.2 or the gross negligence or willful misconduct of any FBR Group Party or any FBR Capital Markets Party and except as may be provided in Section 10.2 below.

Section 10.2 Indemnification.

(a) FBR Group shall indemnify, defend and hold harmless each FBR Capital Markets Party from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) (collectively referred to as “Damages”) of any kind or nature, of third parties unrelated to any FBR Capital Markets Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of FBR Group or any FBR Group Subsidiary in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by acts or omissions of any FBR Capital Markets Party. Notwithstanding the foregoing, FBR Group shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

(b) FBR Capital Markets shall indemnify, defend and hold harmless each FBR Group Party from and against all Damages of any kind or nature, of third parties unrelated to any FBR Group Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of FBR Capital Markets in connection with the performance of Services under this Agreement, except to the extent that Damages were caused directly or indirectly by acts or omissions of any FBR Group Party. Notwithstanding the foregoing, FBR Capital Markets shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

Section 10.3 Indemnification Procedures. If any FBR Group Party or FBR Capital Markets Party (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (the “Indemnifying Party”) under Section 10.2 of this Agreement, the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

ARTICLE XI

DISPUTE RESOLUTION

If the Parties are unable to resolve any Service, performance or budget issues or if there is a material breach of this Agreement that has not been corrected within 30 days of receipt of notice of such breach, the Representative of FBR Capital Markets and the Representative of FBR Group will meet promptly to review and resolve those issues in good faith.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Governing Law. This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflict of laws. The Parties agree, for the purposes of any Action arising out of or relating to this Agreement, to commence any such Action solely in the state or federal courts located in the Commonwealth of Virginia.

Section 12.2 Assignment. This Agreement is not assignable in whole or in part by either Party without the prior written consent of the other; provided that either Party may assign this Agreement in whole or in part to a parent, a direct or indirect wholly-owned subsidiary.

Section 12.3 Entire Agreement. This Agreement, including the attached Exhibit and Schedule, is the complete and exclusive statement of the agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

Section 12.4 Waivers. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of such rights nor in any way affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every provision of this Agreement. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

Section 12.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE SERVICES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

Section 12.6 Force Majeure. Any delay or failure by either Party in the performance of this Agreement will be excused to the extent that the delay or failure is due solely to causes or contingencies beyond the reasonable control of such Party.

Section 12.7 Severability. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereunder are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereunder may be consummated as originally contemplated to the fullest extent possible.

Section 12.8 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given one day after being delivered personally or by messenger or being received via telecopy, telex or other electronic transmission, or two days after being sent by overnight delivery service, in all cases addressed to the person for whom it is intended at the addresses as follows:

If to FBR Group:

Friedman, Billings, Ramsey Group, Inc.

1001 North Nineteenth Street

Arlington, VA 22209

Facsimile: (703) 469-1012

Attention: Chief Financial Officer

If to FBR Capital Markets:

FBR Capital Markets Corporation

1001 North Nineteenth Street

Arlington, VA 22209

Facsimile: (703) 469-1140

Attention: Chief Legal Officer

Or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 12.8.

Section 12.9 Counterparts; Headings. This Agreement may be executed in several counterparts (which may be exchanged by means of electronic transmission), and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 12.10 Waiver of Trial By Jury. FBR CAPITAL MARKETS AND FBR GROUP EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER MAY EXIST WITH REGARD TO THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY FBR CAPITAL MARKETS AND FBR GROUP, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH A RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE. FBR CAPITAL MARKETS AND FBR GROUP EACH IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 12.10 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first set forth above.

FRIEDMAN, BILLINGS RAMSEY GROUP, INC. (d/b/a ARLINGTON ASSET INVESTMENT CORP.)

By:	/s/ J. Rock Tonkel, Jr.
Name: J. Rock Tonkel, Jr. Title: President and Chief Operating Officer

FBR CAPITAL MARKETS CORPORATION

By:	/s/ Richard J. Hendrix
Name: Richard J. Hendrix Title: President and Chief Executive Officer

Signature Page to Transition Services Agreement